 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material under Exchange Act Rule 14a-12

Civeo Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Civeo Regains Compliance with NYSE Minimum Price Listing Standard

HOUSTON, April 4, 2016 – Civeo Corporation (NYSE: CVEO) today announced that on April 1, 2016, it had been notified by the New York Stock Exchange (NYSE) that the Company has regained compliance with the NYSE’s continued listing standards.

On February 24, 2016, the Company received notification from the NYSE that the Company had fallen below the continued listing standard to maintain a minimum average closing price of $1.00 per share over 30 consecutive trading days. Civeo regained compliance after its price for the 30 trading days ended March 31, 2016 and its closing price on March 31, 2016 both exceeded $1.00 per share.

In the preliminary proxy statement filed on March 30, 2016, Civeo disclosed that it will be asking its shareholders at the Company’s 2016 annual and special general meeting of shareholders on May 12, 2016 to approve, among other things, a consolidation or reverse share split of the issued and outstanding common shares of Civeo, whereby, at the sole discretion of the Company’s board of directors, the outstanding common shares would be combined, converted and changed into a lesser number of common shares at a ratio to be selected by the board of directors in the range of 1:4 to 1:15, and related amendments to Civeo’s Notice of Articles and Articles to effect a proportional reduction in the number of authorized common shares based on the selected reverse share split ratio, effective upon implementation of the reverse share split. The proposed consolidation or reverse stock split would affect all shareholders uniformly and would not affect any shareholder’s ownership percentage, except for treatment of fractional shares.

The Civeo board of directors may elect to defer any decision on whether or not to effect a consolidation or reverse stock split. Shareholders are encouraged to read the definitive proxy materials (when available) in their entirety as they will provide a detailed discussion of the proposals.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of approximately 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Additional Information

Civeo Corporation and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the reverse share split. Information about these persons is set forth in the preliminary proxy statement, and will be included in the definitive proxy statement and in any documents subsequently filed by its directors and officers under the Securities Exchange Act of 1934, as amended. INVESTORS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REVERSE SHARE SPLIT AND CIVEO. Investors may obtain additional information regarding the interests of such persons, which may be different from those of Civeo’s shareholders generally, by reading the proxy statement and other relevant documents regarding the reverse share split to be filed with the SEC when they become available. Investors may obtain a free copy of the proxy statement and other relevant documents (when available) filed and to be filed with the SEC from the SEC’s web site at www.sec.gov or at Civeo’s web site at www.civeo.com.

Contacts:

Frank C. Steininger

Civeo Corporation

Senior Vice President and Chief Financial Officer

713-510-2400

Anne Pearson / Lisa Elliott

Dennard ▪ Lascar Associates

713-529-6600

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